BNY MELLON SHORT-INTERMEDIATE MUNICIPAL BOND FUND

Rule 18f-3 Plan

Rule 18f-3 under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to said Rule adopt a plan setting forth the separate arrangement and expense allocation of each class, and any related conversion features or exchange privileges.

BNY Mellon Short-Intermediate Municipal Bond Fund (the "Fund") desires to offer multiple classes in accordance with Rule 18f-3, and the Fund's Board, including a majority of the Board members who are not "interested persons" (as defined in the 1940 Act), has determined that the following plan is in the best interests of each class individually and the Fund as a whole:

1.              Class Designation:  Fund shares shall be divided into Class A, Class D, Class I and
Class Y.

2.              Differences in Services:  The services offered to shareholders of each Class, as described in the Fund's prospectus or statement of additional information, shall be substantially the same, except that Rights of Accumulation, Letter of Intent and Reinvestment Privilege shall be available only to holders of Class A shares, Checkwriting services shall be available only to holders of Class A and Class D shares and Express Voice-Activated System shall be available only to holders of Class D shares.  Automatic Asset Builder, Payroll Savings Plan, Government Direct Deposit, Dividend Sweep, Auto-Exchange Privilege and Automatic Withdrawal Plan are not available for Class Y shares.

3.              Differences in Distribution Arrangements:  Class A shares are designed primarily for investors who are investing through a third party, such as a bank, broker-dealer or financial adviser.  Class D shares are designed primarily for investors who are investing directly with the Fund through the Fund's Distributor or other entities that have entered into agreements with the Distributor to sell such shares.  Class I and Class Y shares are available only to limited types of investors, described below.

Class A shares shall be offered with a front-end sales charge, as such term is defined under the Conduct Rules of the Financial Industry Regulatory Authority (the "FINRA Conduct Rules"), and a deferred sales charge (a "CDSC"), as such term is defined under the FINRA Conduct Rules, may be assessed on certain redemptions of Class A shares, including Class A shares purchased without an initial sales charge as part of an investment of $250,000 or more.  The amount of the sales charge and the amount of and provisions relating to the CDSC pertaining to the Class A shares are set forth on Schedule A attached hereto.  Class A shares also shall be subject to a Shareholder Services Plan as set forth on Schedule A hereto.

Class D shares shall be offered at net asset value and shall be subject to an annual distribution and service fee under a Service Plan adopted pursuant to Rule 12b-1 under the 1940 Act.  The amount of the fees under the Service Plan are set forth on Schedule B attached hereto.

Class I shares shall be offered at net asset value only to (i) bank trust departments, trust companies and insurance companies that have entered into agreements with the Fund's Distributor to offer Class I shares to their clients, (ii) law firms or attorneys acting as trustees or executors/administrators, (iii) foundations and endowments that make an initial investment in the Fund of at least $1 million, (iv) advisory fee-based accounts offered through financial intermediaries who, depending on the structure of the selected advisory platform, make Class I shares available, (v) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation approved by BNY Mellon Investment Adviser, Inc., (vi) U.S.-based employees of The Bank of New York Mellon Corporation, Board members of BNY Mellon Investment Adviser, Inc. and Board members of funds in the BNY Mellon Family of Funds, and the spouse, domestic partner or minor child of any of the foregoing, subject to certain requirements described in the Fund's prospectus or statement of additional information, (vii) clients of financial intermediaries effecting transactions in Class I shares through their brokerage platforms solely as a broker in an agency capacity for their clients and that have entered into an agreement with the Fund's Distributor, and (viii) unaffiliated investment companies approved by the Fund's Distributor.

Class Y shares shall be offered at net asset value only to (i) institutional investors, acting for themselves or on behalf of their clients, that make an initial investment in Class Y shares of the Fund of at least $1 million, (ii) certain qualified or non-qualified employee benefit plans, including 401(k), 403(b)(7), Keogh, pension, profit-sharing and other deferred compensation plans, whether established by corporations, partnerships, sole proprietorships, non-profit entities, trade or labor unions, or state and local governments ("Retirement Plans"), or certain recordkeepers of Retirement Plan platforms that maintain plan level or super-omnibus accounts with the Fund, provided that, in each case, they make an initial investment in Class Y shares of the Fund of at least $1 million per plan sponsor or per super-omnibus account or have, in the opinion of BNY Mellon Investment Adviser, Inc., adequate intent and availability of assets to reach a future level of investment of $1 million or more in Class Y shares of the Fund, (iii) certain institutional clients of an investment advisory subsidiary of The Bank of New York Mellon Corporation, provided that such clients are approved by BNY Mellon Investment Adviser, Inc. and make an initial investment in Class Y shares of the Fund of at least $1 million, and (iv) certain funds in the BNY Mellon Family of Funds and series of BNY Mellon Funds Trust.

4.              Expense Allocation:  The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis:  (a) fees under the Distribution Plan, Service Plan and Shareholder Services Plan; (b) printing and postage expenses related to preparing and distributing materials, such as shareholder reports, prospectuses and proxies, to current shareholders of a specific Class; (c) Securities and Exchange Commission registration fees incurred by a specific Class; (d) the expense of administrative personnel and services as required to support the shareholders of a specific Class; (e) litigation or other legal expenses relating solely to a specific Class; (f) transfer agent fees identified by the Fund's transfer agent as being attributable to a specific Class; and (g) Board members' fees incurred as a result of issues relating to a specific Class.

5.              Conversion Features:  No Class shall be subject to any automatic conversion feature.  Shares of one Class of the Fund may be converted into shares of another Class of the Fund, provided the shareholder requesting the conversion meets the eligibility requirements for the purchase of the new Class of shares of the Fund.  Except as otherwise provided in the Fund's prospectus, shares subject to a CDSC or a redemption fee at the time of the requested conversion shall not be eligible for conversion.  Class Y shares held by investors who are not eligible to purchase Class Y shares shall be converted to a Class of shares such an investor is eligible to purchase.

6.              Exchange Privileges:  Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies managed or administered by BNY Mellon Investment Adviser, Inc. or its affiliates as specified from time to time and, except for shares held through financial intermediary brokerage platforms, (b) shares of certain other Classes of such investment companies or shares of certain other investment companies as specified from time to time.

Dated:  October 10, 2002

Amended as of:  May 5, 2020

Revised as of: June 24, 2020

SCHEDULE A

Front-End Sales Charge—Class A Shares—The public offering price for Class A shares, except as otherwise set forth herein, shall be the net asset value per share of Class A plus a sales load as shown below:

	Total Sales Load
Amount of Transaction	As a % of offering price per share	As a % of net asset value per share
Less than $100,000...................................	2.50	2.56
$100,000 to less than $250,000..................	1.50	1.52
$250,000 or more.....................................	-0-	-0-

Contingent Deferred Sales Charge—Class A Shares—A CDSC of 1.00% (0.75% with respect to shares purchased prior to July 17, 2019) shall be assessed, except as set forth below, at the time of redemption of Class A shares purchased without an initial sales charge as part of an investment of at least $250,000 and redeemed within one year (18 months with respect to shares purchased prior to July 17, 2019) of the date of purchase.  No CDSC shall be imposed to the extent that the net asset value of the Class A shares redeemed does not exceed (i) the current net asset value of Class A shares of the Fund acquired through reinvestment of Fund dividends or capital gain distributions, plus (ii) increases in the net asset value of the shareholder's Class A shares above the dollar amount of all payments for the purchase of Class A shares of the Fund held by such shareholder at the time of redemption.  Letter of Intent and Rights of Accumulation, to the extent offered, shall apply to purchases of Class A shares subject to a CDSC.

If the aggregate value of the Class A shares redeemed has declined below their original cost as a result of the Fund's performance, a CDSC may be applied to the then-current net asset value rather than the purchase price.

In determining whether a CDSC is applicable to a redemption, the calculation shall be made in a manner that results in the lowest possible rate.  Therefore, it shall be assumed that the redemption is made first of amounts representing Class A shares of the Fund acquired pursuant to the reinvestment of Fund dividends and distributions; then of amounts representing the increase in net asset value of Class A shares above the total amount of payments for the purchase of Class A shares made during the preceding 12 months (18 months with respect to shares purchased prior to July 17, 2019); and finally, of amounts representing the cost of Class A shares held for the longest period of time.

Class A shares of the Fund may be purchased directly from the Fund or through a financial intermediary, other than Ameriprise Financial, Baird, Edward Jones, Janney, Merrill Lynch, Morgan Stanley Wealth Management, OPCO, Raymond James or Stifel (as defined below), at net asset value without a front-end sales charge by the following individuals and entities:

•       Full-time or part-time employees, and their spouses or domestic partners and minor children, of BNY Mellon Investment Adviser, Inc. or any of its affiliates.

•       Board members of BNY Mellon Investment Adviser, Inc. and Board members of the BNY Mellon Family of Funds, and their spouses or domestic partners and minor children.

SCHEDULE A (continued)

•       Full-time employees, and their spouses and minor children, of financial intermediaries.

•       "Wrap" accounts for the benefit of clients of financial intermediaries.

•       Investors who participate in a self-directed investment brokerage account program offered by a financial intermediary that may or may not charge their customers a transaction fee.

Class A shares of the Fund may be purchased at net asset value without payment of a sales charge by the following individuals and entities, if such shares are purchased directly from the Fund for accounts maintained with the Fund:

•       Investors who either (i) have, or whose spouse or minor children have, beneficially owned shares and continuously maintained an open account directly with a BNY Mellon Investment Adviser, Inc.-managed fund since on or before February 28, 2006, or (ii) such purchase is for a self-directed investment account that may or may not be subject to a transaction fee.

•       Qualified separate accounts maintained by an insurance company; any state, county or city or instrumentality thereof; and charitable organizations investing $50,000 or more in Fund shares and charitable remainder trusts.

•       Shareholders who received Class A shares in exchange for old Class T shares of the Fund on February 4, 2009.

Front-end sales charge waivers on Class A shares of the Fund purchased through Ameriprise Financial

Shareholders purchasing Class A shares of the Fund through an Ameriprise Financial platform or account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•       Shares purchased by employer-sponsored retirement plans (e.g., 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans).  For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs or SAR-SEPs.

•       Shares purchased through an Ameriprise Financial investment advisory program.

•       Shares purchased by third party investment advisors on behalf of their advisory clients through Ameriprise Financial's platform.

•       Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund (but not of any other fund in the BNY Mellon Family of Funds).

•       Shares purchased by employees and registered representatives of Ameriprise Financial or its affiliates and their immediate family members.

SCHEDULE A (continued)

•       Shares purchased by or through qualified accounts (including IRAs, Coverdell Education Savings Accounts, 401(k)s, 403(b) TSCAs subject to ERISA and defined benefit plans) that are held by a covered family member, defined as an Ameriprise Financial advisor and/or the advisor's spouse, advisor's lineal ascendant (mother, father, grandmother, grandfather, great grandmother, great grandfather), advisor's lineal descendant (son, step-son, daughter, step-daughter, grandson, granddaughter, great grandson, great granddaughter) or any spouse of a covered family member who is a lineal descendant.

•       Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).

Front-end sales charge waivers on Class A shares of the Fund purchased through Robert W. Baird & Co. (Baird)

Shareholders purchasing Class A shares of the Fund through a Baird platform or account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•       Shares purchased through reinvestment of dividends and capital gains distributions when purchasing shares of the Fund (but not of any other fund in the BNY Mellon Family of Funds).

•       Shares purchased by employees and registered representatives of Baird or its affiliates and their family members as designated by Baird.

•       Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).

•       Shares purchased by employer-sponsored retirement plans or charitable accounts in a transactional brokerage account at Baird, including 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans. For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs or SAR-SEPs.

•       Class C shares that are no longer subject to a CDSC and are converted to Class A shares of the same Fund pursuant to Baird's policies and procedures.

Front-end sales charge reductions on Class A shares of the Fund purchased through Baird

Shareholders purchasing Class A shares of the Fund through a Baird platform or account are eligible for the following sales charge reductions on purchases of Class A shares as follows:

•       Transaction size breakpoints, as described in the Fund's prospectus.

SCHEDULE A (continued)

•       Rights of accumulation (ROA), which entitle shareholders to breakpoint discounts as described in the Fund's prospectus, will be automatically calculated based on the aggregated holdings of shares of funds in the BNY Mellon Family of Funds held in accounts of the purchaser and the purchaser’s household members at Baird.  Shares of funds in the BNY Mellon Family of Funds not held in Baird accounts of the purchaser or purchaser's household members may be included in the ROA calculation only if the shareholder notifies his or her financial advisor about such shares.

•       Letter of intent, which allows for breakpoint discounts as described in the Fund's prospectus, based on anticipated purchases of shares of funds in the BNY Mellon Family of Funds purchased through Baird over a 13-month period of time.

Front-end sales charge waivers on Class A shares of the Fund purchased on the Edward Jones commission and fee-based platforms

Shareholders purchasing Class A shares of the Fund on the Edward Jones commission and fee-based platforms may purchase Class A shares at net asset value without payment of a sales charge as follows:

•       Shares purchased by associates of Edward Jones or its affiliates and their family members who are in the same pricing group (i.e., accounts grouped by Edward Jones for the purpose of providing certain pricing considerations as determined by Edward Jones under its policies and procedures) as the associate.  This waiver will continue for the remainder of the associate's life if the associate retires from Edward Jones in good-standing.

•       Shares purchased in an Edward Jones fee-based program.

•       Shares purchased through reinvestment of dividends and capital gains distributions of the Fund.

•       Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 60 days following the redemption, and (2) the redemption and purchase are made in the same share class and the same account (i.e., Right of Reinstatement).

•       Shares exchanged into Class A shares from another share class so long as the exchange is into the same Fund and was initiated at the discretion of Edward Jones.  Edward Jones is responsible for any CDSC due, if applicable.  Any future purchases are subject to the applicable sales charge as disclosed in the Fund's prospectus.

Front-end sales charge waivers on Class A shares of the Fund purchased through a Janney Montgomery Scott LLC (Janney) brokerage account

Shareholders purchasing Class A shares of the Fund through a Janney brokerage account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

  Shares purchased through reinvestment of dividends and capital gains distributions of the Fund (but not of any other fund in the BNY Mellon Family of Funds).
  Shares purchased by employees and registered representatives of Janney or its affiliates and their family members as designated by Janney.

SCHEDULE A (continued)

•       Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).

Front-end sales charge waivers on Class A shares of the Fund purchased through Merrill Lynch

Shareholders purchasing Class A shares of the Fund through an omnibus account maintained with Merrill Lynch may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•       Shares purchased by employer-sponsored retirement, deferred compensation and employee benefit plans (including health savings accounts) and trusts used to fund those plans, provided that the shares are not held in a commission-based brokerage account and the shares are held for the benefit of the plan.

•       Shares purchased by or through a 529 plan.

•       Shares purchased through a Merrill Lynch-affiliated investment advisory program.

•       Shares purchased by third party investment advisors on behalf of their advisory clients through Merrill Lynch's platform.

•       Shares purchased through the Merrill Edge Self-Directed platform.

•       Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund (but not of any other fund in the BNY Mellon Family of Funds).

•       Shares purchased by employees and registered representatives of Merrill Lynch or its affiliates and their family members.

•       Shares purchased by board members of the Fund and employees of BNY Mellon Investment Adviser, Inc. or any of its affiliates, as described in the Fund's prospectus.

•       Shares purchased from the proceeds of a redemption of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).

•       Shares acquired through an exchange (i.e., conversion) from another share class of the fund as a result of the shareholder's holdings moving from a Merrill Lynch affiliated investment advisory program to a Merrill Lynch brokerage (non-advisory) account pursuant to Merrill Lynch's policies relating to sales load discounts and waivers.  Merrill Lynch has agreed to be responsible for any CDSC due, if applicable.  Any future purchases of Class A are subject to the applicable sales charge as disclosed in the Fund's prospectus.

SCHEDULE A (continued)

Front-end sales charge waivers on Class A shares of the Fund purchased through Morgan Stanley Wealth Management

Shareholders purchasing Class A shares of the Fund through a Morgan Stanley Wealth Management transactional brokerage account may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

•       Shares purchased by employer-sponsored retirement plans (e.g., 401(k) plans, 457 plans, employer-sponsored 403(b) plans, profit sharing and money purchase pension plans and defined benefit plans).  For purposes of this provision, employer-sponsored retirement plans do not include SEP IRAs, Simple IRAs, SAR-SEPs or Keogh plans.

•       Shares purchased by Morgan Stanley employee and employee-related accounts according to Morgan Stanley's account linking rules.

•       Shares of the Fund purchased through reinvestment of dividends and capital gains distributions of the Fund.

•       Shares purchased through a Morgan Stanley self-directed brokerage account.

•       Shares purchased from the proceeds of redemptions from a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC.

Front-end sales charge waivers on Class A shares of the Fund purchased through Oppenheimer & Co. Inc. (OPCO)

Shareholders purchasing Class A shares of the Fund through an OPCO platform or account purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

  Shares purchased by employer-sponsored retirement, deferred compensation and employee benefit plans (including health savings accounts) and trusts used to fund those plans, provided that the shares are not held in a commission-based brokerage account and shares are held for the benefit of the plan.

•       Shares purchased by or through a 529 plan.

  Shares purchased through an OPCO affiliated investment advisory program.
  Shares purchased through reinvestment of dividends and capital gains distributions when purchasing shares of the Fund (but not of any other fund in the BNY Mellon Family of Funds).
  Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement).

SCHEDULE A (continued)

  A shareholder in the Fund's Class C shares will have their shares converted at NAV to Class A shares (or the appropriate share class) of the Fund if the shares are no longer subject to a CDSC and the conversion is in line with the policies and procedures of OPCO.
  Shares purchased by employees and registered representatives of OPCO or its affiliates and their family members.
  Board members of the Fund, and employees of the Fund's investment adviser or any of its affiliates, as described in the Fund's prospectus.

Front-end sales charge reductions on Class A shares of the Fund purchased through OPCO

Shareholders purchasing Class A shares of the Fund through an OPCO platform or account are eligible for the following sales charge reductions on purchases of Class A shares as follows:

•     Transaction size breakpoints, as described in the Fund's prospectus.

•     Rights of accumulation (ROA), which entitle shareholders to breakpoint discounts as described in the Fund’s prospectus, will be automatically calculated based on the aggregated holdings of shares of funds in the BNY Mellon Family of Funds held by accounts within the purchaser’s household at OPCO.  Shares of funds in the BNY Mellon Family of Funds not held at OPCO may be included in the ROA calculation only if the shareholder notifies his or her financial advisor about such assets.

•     Letter of intent.  You can sign a letter of intent, in which you agree to invest a certain amount (your goal) over a 13-month period in shares of the fund and other funds in the BNY Mellon Family of Funds that are subject to a sales charge, and your initial sales charge will be based on your goal.  A 90-day back-dated period can also be used to count previous purchases toward your goal.  Your goal must be at least $50,000, and your initial investment must be at least $5,000.  Each purchase will be made at the public offering price applicable to a single transaction of the dollar amount specified in the letter of intent.  The sales charge will be adjusted if you do not meet your goal.  By signing a letter of intent, you authorize the fund's transfer agent to hold in escrow 5% of the amount indicated in the letter of intent and redeem Class A shares in your account to pay the additional sales charge if the letter of intent goal is not met prior to the expiration of the 13-month period.  See "Additional Information About Shareholder Services" in the SAI.

Front-end sales charge waivers on Class A shares of the Fund purchased through Raymond James & Associates, Inc., Raymond James Financial Services or Raymond James affiliates (Raymond James)

Shareholders purchasing Class A shares of the Fund through a Raymond James platform or account, or through an introducing broker-dealer or independent registered investment adviser for which Raymond James provides trade execution, clearance and/or custody services, may purchase Class A shares at net asset value without payment of a front-end sales charge as follows:

  Shares purchased through a Raymond James investment advisory program

SCHEDULE A (continued)

  Shares purchased within the BNY Mellon Family of Funds, including shares of the Fund, through a systematic reinvestment of dividends and capital gains distributions of the Fund
  Shares purchased by employees and registered representatives of Raymond James and their family members as designated by Raymond James
  Shares purchased from the proceeds of redemptions of shares of a fund in the BNY Mellon Family of Funds, provided (1) the repurchase occurs within 90 days following the redemption, (2) the redemption and purchase occur in the same account, and (3) redeemed shares were subject to a front-end sales charge or CDSC (i.e., Right of Reinstatement)

Front-end sales charge waivers on Class A shares purchased through Stifel, Nicolaus & Co, Incorporated (Stifel)

Shareholders purchasing Class A shares of the Fund through a Stifel platform or account purchase Class A shares at net asset value without payment of a front-end sales charge in accordance with the waivers provided in the Fund's prospectus; provided, however that such shareholders may purchase Class A shares at net asset value without payment of a sales charge as follows:

•       Class C shares that are no longer subject to a CDSC and are converted to Class A shares of the same fund pursuant to Stifel's policies and procedures

Waiver of CDSC—Except as set forth below, the CDSC shall be waived in connection with (a) exchanges of shares, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased, (b) redemptions made within one year after the death or disability, as defined in Section 72(m)(7) of the Code, of the shareholder, (c) redemptions by Retirement Plans, provided that the shares being redeemed were purchased through a financial intermediary that performs recordkeeping or other administrative services for the Retirement Plan and has entered into an agreement with the Fund's Distributor relating to such services, or were purchased directly from the Fund for accounts maintained with the Fund, (d) redemptions as a result of a combination of any investment company with the Fund by merger, acquisition of assets or otherwise, (e) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code, and (f) redemptions pursuant to any systematic withdrawal plan as described in the Fund's prospectus.  If a CDSC waiver is discontinued, Fund shares subject to a CDSC which were purchased prior to the termination of such waiver shall have the CDSC waived as provided in the Fund's prospectus at the time of the purchase of such shares.

CDSC Waivers Available Through Baird—Fund shares purchased through a Baird platform or account will be eligible only for the following CDSC waivers: (a) redemptions made upon the death or disability of the shareholder; (b) redemptions made through the Automatic Withdrawal Plan as described in the Fund's prospectus; (c) redemptions made in connection with a return of excess contributions from an IRA account; (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code; (e) redemptions made to pay Baird fees, but only if the redemption is initiated by Baird; and (f) shares acquired through a Right of Reinstatement.

SCHEDULE A (continued)

CDSC Waivers Available Through Edward Jones—Fund shares purchased on the Edward Jones commission and fee-based platforms are eligible only for the following CDSC waivers:  (a) redemptions made upon the death or disability of the shareholder, (b) redemptions made through a systematic withdrawal plan, if such redemptions do not exceed 10% of the value of the account annually, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts if the redemption is taken in or after the year the shareholder reaches qualified age based on applicable IRS regulations, (e) redemptions made to pay Edward Jones fees or costs, but only if the redemption is initiated by Edward Jones, (f) exchanges of shares in an Edward Jones fee-based program, and (g) shares acquired through a Right of Reinstatement.

CDSC Waivers Available Through Janney—Fund shares purchased through Janney brokerage account are eligible only for the following CDSC waivers:  (a) redemptions made upon the death or disability of the shareholder, (b) redemptions made through the Automatic Withdrawal Plan as described in the Fund's prospectus, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code, (e) redemptions made to pay Janney fees, but only if the redemption is initiated by Janney, (f) shares acquired through a Right of Reinstatement, and (g) exchanges of shares for shares of the same class of a different fund, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased.

CDSC Waivers Available Through Merrill Lynch—Fund shares purchased through an omnibus account maintained with Merrill Lynch are eligible only for the following CDSC waivers:  (a) redemptions made within one year of death or disability of the shareholder, (b) redemptions made through the Automatic Withdrawal Plan, if such redemptions do not exceed 12% of the value of the account annually, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) shares acquired through a Right of Reinstatement, (e) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code, (f) redemptions made to pay Merrill Lynch fees, but only if the redemption is initiated by Merrill Lynch, (g) redemptions of Fund shares held in a retirement brokerage account that are exchanged for shares of a lower cost share class in connection with the transfer to certain fee based accounts or platforms, and (h) shares acquired through an exchange as a result of the shareholder's holdings moving from a Merrill Lynch affiliated investment advisory program to a Merrill Lynch brokerage (non-advisory) account pursuant to Merrill Lynch's policies relating to sales load discounts and waivers (Merrill Lynch has agreed to be responsible for any CDSC due, if applicable).

CDSC Waivers Available Through OPCO—Fund shares purchased through an OPCO platform or account will be eligible only for the following CDSC waivers: (a) redemptions made upon the death or disability of the shareholder; (b) redemptions made through the Automatic Withdrawal Plan as described in the Fund's prospectus; (c) redemptions made in connection with a return of excess contributions from an IRA account; (d) Redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code; (e) redemptions made to pay OPCO fees, but only if the redemption is initiated by OPCO; and (f) shares acquired through a Right of Reinstatement.

SCHEDULE A (continued)

CDSC Waivers Available Through Raymond James—Fund shares purchased through a Raymond James platform or account are eligible only for the following CDSC waivers:  (a) redemptions made within one year of death or disability of the shareholder, (b) redemptions made through the Automatic Withdrawal Plan, if such redemptions do not exceed 12% of the value of the account annually, (c) redemptions made in connection with a return of excess contributions from an IRA account, (d) redemptions made as part of a required minimum distribution for IRA and retirement accounts pursuant to the Internal Revenue Code, (e) redemptions made to pay Raymond James fees, but only if the redemption is initiated by Raymond James, (f) shares acquired through a Right of Reinstatement, and (g) exchanges of shares, except if shares acquired by exchange are then redeemed within the period during which a CDSC would apply to the initial shares purchased.

Amount of Shareholder Services Plan Fees—Class A Shares—.25 of 1% of the value of the average daily net assets of Class A.

SCHEDULE B

Amount of Service Plan Fees—Class D Shares—.10 of 1% of the value of average daily net assets of Class D.